EXHIBIT 10.11

Execution Version

AMENDED AND RESTATED

PURCHASE AND SALE AGREEMENT

by and between

SALTY’S MANUFACTURING, LTD.

SALTY’S WELL SERVICE, LTD.

SALTY’S WELL JOHNSON NO. 1, LTD.

SALTY’S WELL JOHNSON NO. 2, LTD.

SALTY’S WELL JOHNSON NO. 3, LTD.

SALTY’S WELL NACOGDOCHES 1, LTD.

SALTY’S WELL PANOLA 1, LTD.

SALTY’S WELL SHELBY NO. 1, LTD.

SALTY’S WELL HILL NO. 1, LTD.

SALTY’S WELL PARKER NO. 1, LTD.

SALTY’S MANAGEMENT, LLC.

BENJAMIN D. WINSTON and

TERRY G. BAILEY

(“Seller Parties”)

and

STALLION OILFIELD SERVICES, LTD.

(“Buyer”)

dated effective as of

June 1, 2007

i

Disclosure Schedules

Schedule 1.1(a)	-	Approved Capital Expenditures
Schedule 1.1(b)	-	Knowledge of Buyer
Schedule 1.1(c)	-	Knowledge of Seller Parties
Schedule 1.1(d)	-	Indebtedness
Schedule 1.1(e)	-	Permitted Liens
Schedule 1.1(f)	-	Net Working Capital
Schedule 1.1(g)	-	Title Insurance Policies
Schedule 2.1(a)	-	Equipment
Schedule 2.1(b)	-	Scheduled Contracts
Schedule 2.1(h)	-	Scheduled Permits
Schedule 2.1(i)	-	Scheduled Real Property – Disposal Well Sites
Schedule 2.1(m)	-	Prepaid, Deposits, etc.
Schedule 2.2(j)	-	Excluded Assets
Schedule 3.1(b)	-	Wiring Instructions
Schedule 3.3	-	Allocation of Consideration
Schedule 4.1	-	Assumed Liabilities
Schedule 5.4	-	Seller Approvals
Schedule 5.5	-	Equity Interests
Schedule 5.6	-	Financial Statements

Schedule 5.7	-	Absence of Changes
Schedule 5.8(a)	-	Scheduled Contracts
Schedule 5.8(c)	-	Material Contracts
Schedule 5.9(a)	-	Intellectual Property
Schedule 5.9(b)	-	Intellectual Property Filings
Schedule 5.10	-	Litigation
Schedule 5.11(a)	-	Employee Benefit Plans
Schedule 5.12	-	Taxes
Schedule 5.13(c)		Business Employees
Schedule 5.13(e)	-	Payments or Distributions
Schedule 5.14	-	Environmental Matters
Schedule 5.15(a)	-	Departing Customers, Vendors and Suppliers
Schedule 5.15(b)	-	Top 15 Customers, Vendors, and Suppliers
Schedule 5.16	-	Insurance Policies
Schedule 5.18	-	Inventories
Schedule 5.22	-	Permit Exceptions
Schedule 5.24(a)	-	Disposal Wells
Schedule 5.24(c)	-	Permits Applicable to Disposal Wells
Schedule 5.25	-	Real Properties Owned & Leased
Schedule 5.25(e)	-	Lease Agreements in Effect at Closing
Schedule 5.28	-	Ownership by Individuals
Schedule 6.3	-	Buyer Approvals
Schedule 7.1	-	Conduct of Business
Schedule 7.6	-	Noncompete – Exceptions
Schedule 7.11	-	Completion of Disposal Well Projects
Schedule 9.1(a)	-	Buyer Approvals
Schedule 9.1(f)	-	Parties Executing Employment Agreements
Schedule 9.1(h)	-	Scheduled Real Estate Office Building
Schedule 9.1(i)	-	Office Building Lease Terms
Schedule 9.1(k)	-	Salty’s Johnson Well No. 4 Purchase Agreement Terms

Exhibits

Exhibit 3.1(c)	-	Form of Master Escrow Agreement
Exhibit 3.2(b)(i)	-	Form of Bill of Sale
Exhibit 3.2(b)(ii)	-	Form of Assignment Agreement
Exhibit 3.2(b)(iii)	-	Form of General Warranty Deed
Exhibit 3.2(b)(v)	-	Form of Omnibus Agreement
Exhibit 7.9	-	Form of Deposit Escrow Agreement
Exhibit 9.1(f)	-	Form of Employment Agreement
Exhibit 9.1(o)	-	Form of Environmental Remediation and Indemnity Agreement

AMENDED AND RESTATED

PURCHASE AND SALE AGREEMENT

THIS AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT, dated as of August 1, 2007 but effective for all purposes as of June 1, 2007 (this “Agreement”), is entered into by and between Salty’s Manufacturing, Ltd., a limited partnership organized under the Laws of Texas, Salty’s Well Service, Ltd., a limited partnership organized under the Laws of Texas, Salty’s Well Johnson No. 1, Ltd., a limited partnership organized under the Laws of Texas, Salty’s Well Johnson No. 2, Ltd., a limited partnership organized under the Laws of Texas, Salty’s Well Johnson No. 3, Ltd., a limited partnership organized under the Laws of Texas, Salty’s Well Nacogdoches 1, Ltd., a limited partnership organized under the Laws of Texas, Salty’s Well Panola 1, Ltd., a limited partnership organized under the Laws of Texas, Salty’s Well Shelby No. 1, Ltd., a limited partnership organized under the Laws of Texas, Salty’s Well Hill No. 1, Ltd., a limited partnership organized under the Laws of Texas, Salty’s Well Parker No. 1, Ltd., a limited partnership organized under the Laws of Texas, Salty’s Management, LLC, a limited liability company organized under the Laws of Texas, (each a “Seller” and collectively, “Sellers”), Benjamin D. Winston (“Winston”) and Terry G. Bailey (“Bailey”) and Stallion Oilfield Services, Ltd., a limited partnership organized under the Laws of Texas (“Buyer”). Sellers, along with Winston and Bailey, are sometimes referred to individually as a “Seller Party” and collectively as the “Seller Parties.”

RECITALS

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, on the terms and subject to the conditions set forth herein certain assets comprising Sellers’ businesses of (i) owning and operating saltwater disposal wells in the Barnett Shale and East Texas, (ii) owning and operating a fleet of vacuum trucks and frac tanks and (iii) manufacturing oilfield equipment including frac tanks, which are referenced as Acquired Assets in Section 2.1 below (the “Business”);

Buyer and the Seller Parties have heretofore entered into that certain Purchase and Sale Agreement dated June 1, 2007 respecting the purchase of the foregoing referenced assets (the “Original Purchase Agreement”) and have entered into this Agreement to amend and restate the Original Purchase Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Accountant” has the meaning provided such term in Section 3.4(d).

“Accounts Receivable” has the meaning provided such term in Section 2.1(l).

“Acquired Assets” has the meaning provided such term in Section 2.1.

“Adjustment Date” means 90 days following the Closing.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Approved Capital Expenditures” means (a) the growth-related (but not maintenance) capital expenditures incurred and paid by Sellers from April 4, 2007 through the date hereof, as reflected on Schedule 1.1(a) attached hereto and (b) any growth-related (but not maintenance) capital expenditures for fixed assets to be included in the Acquired Assets incurred and paid by Sellers in the ordinary course of business after the date hereof through the Closing Date as permitted by Section 7.1 and approved by Buyer in writing, which shall not be unreasonably withheld. The Parties acknowledge that capital expenditures which are referenced on Schedule 7.11 as being the responsibility of the Sellers will not be considered “Approved Capital Expenditures” which are reimbursable to Sellers.

“Assumed Liabilities” means the liabilities of Sellers which are expressly assumed by Buyer pursuant to this Agreement.

“Balance Sheet Date” means December 31, 2006.

“Benefit Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an employee benefit plan if it was subject to ERISA, such as plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, other stock plan, and (d) each bonus, deferred compensation, severance, change of control, employment, consulting, collective bargaining, compensation or incentive compensation plan, arrangement or contract.

“Business” has the meaning provided such term in the recitals to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas or a federal holiday in the United States.

“Business Employee” has the meaning provided such term in Section 5.13.

“Buyer” has the meaning provided such term in the preamble to this Agreement.

“Buyer Approvals” has the meaning provided such term in Section 6.3.

“Buyer Indemnified Parties” has the meaning provided such term in Section 10.2(a).

“Cash Consideration” has the meaning provided such term in Section 3.1(a).

“Claim Notice” has the meaning provided such term in Section 10.3(a).

“Closing” has the meaning provided such term in Section 3.2(a).

“Closing Date” has the meaning provided such term in Section 3.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” means any trade or business, whether or not incorporated, that together with Sellers would be a “single employer” within the meaning of Section 414 of the Code or Section 4001(b) of ERISA.

“Company Plan” means each Benefit Plan that is sponsored, maintained or contributed to by Sellers or a Commonly Controlled Entity or with respect to which Sellers or a Commonly Controlled Entity has any obligations or liabilities (contingent, secondary or otherwise).

“Competing Business” has the meaning provided such term in Section 7.6(a)(i).

“Confidentiality Agreement” means that certain confidentiality agreement between Buyer and Sellers dated April 1, 2007.

“Contract” means any legally binding agreement, commitment, lease, license or contract, but excluding Benefit Plans.

“Creditors’ Rights” has the meaning provided such term in Section 5.2.

“Deposit” means the $10,000,000 deposit heretofore delivered by Buyer to Sellers as referenced in Section 7.9.

“Disclosure Schedule(s)” means the schedules attached hereto.

“Dollars” and “$” mean the lawful currency of the United States.

“Environmental Law” means any applicable Law relating to the environment, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“Equipment” has the meaning provided such term in Section 2.1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means the banking institution designated as escrow agent in the Master Escrow Agreement.

“Escrow Amount” has the meaning provided such term in Section 3.1(c).

“Escrow Payment” has the meaning provided such term in Section 3.1(c).

“Excluded Assets” has the meaning provided such term in Section 2.2.

“Final Buyer Working Capital Payment” has the meaning provided such term in Section 3.4(e).

“Final Closing Date Balance Sheet” has the meaning provided such term in Section 3.4(a).

“Final Sellers Working Capital Payment” has the meaning provided such term in Section 3.4(f).

“Financial Statements” has the meaning provided such term in Section 5.6.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Hazardous Materials” means chemicals, pollutants, contaminants, wastes and toxic substances, including: (a) “solid or hazardous wastes”, “hazardous substances”, “toxic substances”, and “insecticides, fungicides or rodenticides” as defined in any Environmental Law and (b) gasoline or any other petroleum product or byproduct, polychlorinated biphenyls, asbestos, urea formaldehyde and NORM waste.

“Indebtedness for Borrowed Money” means all obligations to any Person for borrowed money, including all obligations under capital leases and including, but not limited to, the obligations identified on Schedule 1.1(d), but excluding all obligations under operating leases.

“Indemnified Party” has the meaning provided such term in Section 10.3(a).

“Indemnified Tax Claim” has the meaning provided such term in Section 8.2(b).

“Indemnifying Party” has the meaning provided such term in Section 10.3(a).

“Insurance Policies” has the meaning provided such term in Section 5.16.

“Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (a) trademarks, trade names, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and any applications or registrations for any of the foregoing; and (c) patents, licenses, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, technology, data specifications, and lists of suppliers, vendors, customers, and distributors.

“Interest” means (a) capital stock, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Inventories” has the meaning provided such term in Section 2.1(d).

“Knowledge” as to Buyer means the knowledge of those persons listed in Schedule 1.1 (b), after due inquiry, and as to the Seller Parties means the knowledge of those persons listed in Schedule 1.1(c), after due inquiry.

“Law” means any applicable law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement.

“Lien(s)” means any charges, pledges, options, mortgages, deeds of trust, hypothecations, or security interests.

“Losses” means all liabilities, losses, damages (including consequential damages), fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel, consultants, experts and other professional fees).

“Master Escrow Agreement” has the meaning provided such term in Section 3.1(c).

“Material Adverse Effect” means, with respect to any Person, any circumstance, change or effect that (a) is materially adverse to the business, operations (including results of operation), assets, liabilities, condition (financial or otherwise) or prospects of such Person, or (b) that materially impedes the ability of such Person to complete the transactions contemplated herein.

“Material Contracts” has the meaning provided such term in Section 5.8(a).

“Net Working Capital” which may be positive or negative, means an amount equal to the total current assets of the Company which are included in the Acquired Assets, minus the total current liabilities of the Company which are Assumed Liabilities minus shareholder and employee advances incurred in the ordinary course of business as of the measurement date minus current assets (other than Accounts Receivable) identified by Buyer as of the Closing Date and prior to the Adjustment Date as not usable by Buyer or readily convertible into cash using normal commercial standards, such amount being determined (a) in accordance with GAAP and the accounting policies, principles and methods applied in preparation of the Financial Statements, and (b) without giving effect to the transactions contemplated hereby. Buyer and Sellers also agree that all Accounts Receivable that remain uncollected as of the Adjustment Date shall be excluded in determining Net Working Capital and the Final Buyer Working Capital Payment and Final Seller Working Capital Payment. For illustrative purposes only, the Net Working Capital as of the Balance Sheet Date would be calculated as reflected on

Schedule 1.1(f) attached hereto. Sellers and Buyer acknowledge that related party receivables to and from Sellers and their Affiliates are not being transferred to Buyer and related party payables to and from Sellers and their respective Affiliates are not being assumed by Buyer. Accordingly, no related party receivables or related party payables will be included in the calculations of “Net Working Capital.”

“NORM” means naturally occurring radioactive materials.

“Omnibus Agreement” has the meaning provided such term in Section 3.2(b)(v).

“Original Purchase Agreement” has the meaning provided in the recitals to this Agreement.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement or similar formation or governing documents and instruments.

“Parties” means the Seller Parties and Buyer.

“Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities.

“Permitted Liens” means (i) Liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed not yet delinquent or being contested in good faith by appropriate proceedings (such proceedings being described in Schedule 1.1(e)), (ii) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings (such proceedings being described in Schedule 1.1(e)), (iii) restrictions on transfer with respect to which consents or waivers are obtained for this transaction (iv) all easements, rights of way, utility agreements and mineral leases expressly disclosed in policies of title insurance listed on Schedule 1.1(g) none of which adversely impact the ability of the Sellers to conduct the Business, (v) any agreement, contract, lease, easement, instrument, lien, permit, extension, amendment or other matter entered into in accordance with the terms of this Agreement or in compliance with the approval or direction of the Buyer made pursuant to this Agreement, (vi) zoning regulations by any Governmental Authority, provided that such regulations have not been violated, and (vii) Liens listed in Schedule 1.1(e).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Property” has the meaning provided such term in Section 5.23(a).

“Prohibited Period” has the meaning provided such term in Section 7.6(a)(i).

“Purchase Price” has the meaning provided such term in Section 3.1(a).

“Real Property” has the meaning provided such term in Section 2.1(i).

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.

“Retained Liabilities” has the meaning provided such term in Section 4.2.

“Scheduled Contracts” has the meaning provided such term in Section 2.1(b).

“Scheduled Permits” has the meaning provided such term in Section 5.22.

“Seller” or “Sellers” has the meaning provided such term in the preamble to this Agreement.

“Seller Approvals” has the meaning provided such term in Section 5.4.

“Seller Indemnified Parties” has the meaning provided such term in Section 10.2(b).

“Seller Intellectual Property” has the meaning provided such term in Section 5.9.

“Seller Party” or “Seller Parties” has the meaning provided such term in the preamble to this Agreement.

“Seller Real Property” means all real property owned by Sellers or any of their respective Affiliates (beneficially or of record) and used in connection with the ownership and operation of the Business.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Proceeding” has the meaning provided such term in Section 8.2(c).

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority including any amendments thereto.

“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.

“Third Party Claim” has the meaning provided such term in Section 10.3(a).

“Title Company” means Security and Guaranty Abstract or such other title company as may be agreed between Buyer and Sellers.

“Unaudited Financial Statements” has the meaning provided such term in Section 5.6.

“United States” means United States of America.

“Vehicles” has the meaning provided such term in Section 2.1(c)

Section 1.2 Rules of Construction.

(a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c) The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Article III hereof, Sellers shall sell, assign, transfer, and deliver to Buyer, and Buyer shall purchase, acquire, and take assignment and delivery of all of the assets of Sellers excluding the Excluded Assets and including, but not limited to, the following assets (all of which assets are hereinafter referred to collectively as the “Acquired Assets”):

(a) all right, title and interest in and to the equipment, machinery, furniture and furnishings, computers and computer hardware (including processing units, passwords, terminals, disk drives, tape drives, printers, keyboards, screens, and peripherals), trailers, frac tanks, apparatus, tools, dies, appliances, implements, spare parts, supplies and other tangible personal property used or usable in the Business including the personal property listed on Schedule 2.1(a) hereto (the “Equipment”);

(b) all right, title and interest in, to and under the contracts and agreements described on Schedule 2.1(b) hereto (the “Scheduled Contracts”) and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action and options relating or pertaining to any of the Scheduled Contracts;

(c) all motor vehicles and other transportation equipment used or held for use in the Business (“Vehicles”) including those listed on Schedule 2.1(a) hereto;

(d) all right, title and interest in and to inventories, including parts and spare parts inventories, chemicals, lubricants, fuels, supplies, finished goods, products, work-in-progress, raw materials and other inventories (“Inventories”) used or usable in the Business;

(e) all of Sellers’ books, records, papers and instruments of whatever nature and wherever located that relate to the Acquired Assets or which are required or necessary in order for Buyer to conduct the Business from and after Closing in the manner in which it is presently being conducted, including, without limitation, specifications, blue prints, drawings, designs, sales, promotional and marketing literature, accounting and financial records, personnel and labor records, sales and property tax records and returns, sales records, but excluding income tax records and returns and corporate minute book and stock records provided that copies of such books and records may be furnished by Sellers to Buyer except where originals are required to establish title or provide rights or benefits to Buyer;

(f) all right, title and interest of Sellers in and to all Seller Intellectual Property used or usable in the conduct of the Business, including, without limitation, all software, all of Sellers’ rights under any licenses related to Sellers’ use, at any time, of computer equipment, hardware or software;

(g) any lists in the possession that identify customers to whom sales have been made in connection with the operation of the Business and vendors from whom supplies are purchased in connection with the operation of the Business;

(h) all right, title and interest in and to Permits used or usable in the conduct of the Business, to the extent assignable, including the Scheduled Permits listed on Schedule 2.1(h);

(i) all right, title and interest in and to the real property listed on Schedule 2.1(i) (“Real Property”) and all of the related disposal wells located on such real property including those wellbores described on Schedule 2.1(i), and including all facilities, fixtures, pipelines and any other improvements to the well, and all personal property situated thereon or used or obtained in connection therewith, and all easements, rights of way or use, privileges, appurtenances and rights relating to such Real Property as the same thereunto belonging or appertaining;

(j) all right, title and interest in and to all structures, fixtures, construction in progress, improvements, betterments, installation and additions constructed, erected or located on or attached or affixed to the Real Property included in the Acquired Assets;

(k) all right, title and interest of Sellers in and to all adjacent streets, alleys, strips, gores or rights-of-way pertaining to the Real Property;

(l) all accounts receivable of the Business other than related party receivables which are being retained by Sellers (the “Accounts Receivable”);

(m) all prepaid expenses, deposits, warranties, bonds, deposits and financial sureties relating to the Business including those referenced on Schedule 2.1(m); and

(n) all of Sellers’ right, title and interest in and to the name “Salty’s”, and all rights in internet web sites and internet domain names used, reserved or owned by the Sellers that relate to the Business, and any derivative thereof used in the Business including the following names: Salty’s Manufacturing, Ltd., Salty’s Well Service, Ltd., Salty’s Well Johnson No. 1, Ltd., Salty’s Well Johnson No. 2, Ltd., Salty’s Well Johnson No. 3, Ltd., Salty’s Well Nacogdoches 1, Ltd., Salty’s Well Panola 1, Ltd., Salty’s Well Shelby No. 1, Ltd., Salty’s Well Hill No. 1, Ltd., Salty’s Well Parker No. 1, Ltd. and Salty’s Management, LLC.

Section 2.2 Excluded Assets. Notwithstanding the foregoing, Sellers are not selling, and Buyer is not purchasing pursuant to this Agreement, any of the following assets (the “Excluded Assets”) of Sellers, and the term “Acquired Assets” shall not include:

(a) all cash on hand and cash in banks and depository accounts, and negotiable instruments, notes receivable and securities of the Business;

(b) any Company Plan or part thereof, including any trust, contract or assets thereof;

(c) all intercompany receivables;

(d) all claims and litigation rights under all contracts, agreements and arrangements, except under the Scheduled Contracts;

(e) proceeds of insurance received or receivable whether prior to or after the Closing Date in respect of any Retained Liability;

(f) those Permits that are not transferable;

(g) any Tax refunds or portions therefore with respect to periods ending on or before the Closing Date;

(h) all personnel records or other records that Sellers are required by law to retain in their possession;

(i) all rights of Sellers under this Agreement and ancillary transaction documents; and

(j) the assets listed on Schedule 2.2(j).

ARTICLE III

PURCHASE PRICE; CLOSING

Section 3.1 Purchase Price.

(a) The aggregate consideration payable by Buyer to Sellers for the Acquired Assets shall consist of (i) a cash payment of ONE HUNDRED TWENTY SEVEN MILLION THREE HUNDRED FORTY SEVEN THOUSAND FIVE HUNDRED dollars ($127,347,500) minus all Indebtedness for Borrowed Money of Sellers existing at or otherwise paid off by Buyer at Closing plus Approved Capital Expenditures (the “Cash Consideration”), plus (ii) the Escrow Amount referred to in 3.1(c) below. The Cash Consideration and Escrow Amount comprise the “Purchase Price”. The Purchase Price shall be subject to post closing adjustment pursuant to Section 3.4 below.

(b) The Cash Consideration shall be payable at Closing by delivery by Buyer of cash via wire transfer of immediately available funds to Sellers in accordance with the wiring instructions set forth on Schedule 3.1(b).

(c) At the Closing, a $6,702,500 payment (the “Escrow Amount”) shall be made by Buyer to the Escrow Agent under the Master Escrow Agreement. Such $6,702,500 payment to the Escrow Agent shall be held by the Escrow Agent pursuant to and distributed (along with interest earned thereon) to Buyer or Sellers as the case may be in accordance with the terms and provisions of the Master Escrow Agreement in substantially the form attached thereto as Exhibit 3.1(c) among Sellers, Buyer and the Escrow Agent (the “Master Escrow Agreement”). The Escrow Amount shall, in accordance with the terms of the Master Escrow Agreement, be released to Sellers one hundred and eighty (180) days after Closing and when the following conditions are met: (a) no uncured breaches of the Agreement exist; (b) all proof of ownership documents have been obtained by and/or assigned to Buyer such as titles and related UCC filings to remove any Liens, etc.; and (c) verification of the existence of all assets by physical inspection by Buyer’s personnel, but not later than 180 days after Closing provided that any amounts subject to indemnification claims made by Buyer which claims have not been resolved as of the 180th day following Closing shall remain in escrow until resolution of such claims pursuant to the Master Escrow Agreement. The payments, if any, made by the Escrow Agent to Sellers pursuant to the terms and provisions of the Master Escrow Agreement are herein referred to as the “Escrow Payment.”

Section 3.2 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002,

commencing at 10:00 a.m. local time on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties shall take at the Closing itself) but not earlier than August 1, 2007 or such other date as Buyer and the Seller Parties may mutually determine (the “Closing Date”). The Closing shall be deemed to have been consummated at 9:00 a.m. Houston time on the Closing Date.

(b) At the Closing, the Seller Parties, as applicable, will deliver the following documents and deliverables to Buyer:

(i) A Bill of Sale in the form of Exhibit 3.2(b)(i) effecting the transfer to Buyer of the Acquired Assets;

(ii) Assignment Agreement in the form of Exhibit 3.2(b)(ii) providing for the assignment to Buyer of (A) all of the Scheduled Permits used or held by Sellers, as indicated on Schedule 2.1(h) (B) all of the Scheduled Contracts to which Sellers are a party, as indicated on Schedule 2.1(b), (iii) all of the Seller Intellectual Property owned or used by Sellers, as indicated on Schedule 5.9(a), and (iv) all other intangible personal property of Sellers that constitutes a portion of the Acquired Assets;

(iii) A General Warranty Deed in the form of Exhibit 3.2(b)(iii) effecting the transfer of the scheduled Real Property referenced in Schedule 2.1(i) and Schedule 2.1(j);

(iv) An executed Master Escrow Agreement;

(v) An executed Omnibus Agreement in the form of Exhibit 3.2(b)(v) (“Omnibus Agreement”); and

(vi) Such other certificates, instruments of conveyance, and documents as may be reasonably requested by Buyer and agreed to by Sellers prior to the Closing Date to carry out the intent and purposes of this Agreement.

(c) At the Closing, Buyer will deliver the following documents and deliverables to Sellers or the Escrow Agent, as applicable:

(i) A Bill of Sale in the form of Exhibit 3.2(b)(i) effecting the transfer to Buyer of the Acquired Assets;

(ii) Assignment Agreement in the form of Exhibit 3.2(b)(ii);

(iii) An amount equal to the Cash Consideration in accordance with Section 3.1 by wire transfer of immediately available funds in accordance with the wiring instructions set forth on Schedule 3.1(b);

(iv) An executed Master Escrow Agreement along with the Escrow Amount;

(v) An executed Omnibus Agreement; and

(vi) Such other certificates, instruments, and documents as may be reasonably requested by Sellers and agreed to by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 3.3 Allocation of Consideration. The Purchase Price shall be allocated in the manner set forth on Schedule 3.3. Buyer and Seller Parties shall use such allocations as the basis for reporting asset values and other items for purposes of all tax returns. Buyer and Seller Parties agree to treat and report (and, if necessary, to cause each of its Affiliates to treat and report) the transactions provided for in this Agreement in a manner consistent with Schedule 3.3.

Section 3.4 Post Closing Adjustment Procedures.

(a) The parties hereto acknowledge that the Purchase Price has been based in part on Sellers having and transferring to Buyer a zero Net Working Capital as of the Closing Date. The Purchase Price paid at the Closing pursuant to Section 3.1(a) shall be adjusted in accordance with the following procedures. The Buyer shall on or before the Adjustment Date prepare in good faith a balance sheet reflecting the Acquired Assets and Assumed Liabilities as of the Closing Date, which balance sheet will be prepared in accordance with the procedures described in the definition of Net Working Capital and shall not take into account the transactions contemplated hereby. The balance sheet prepared in accordance with the foregoing is referred to as the “Final Closing Date Balance Sheet.”

(b) During the calculation of Net Working Capital and after the delivery of the Final Closing Date Balance Sheet, Buyer shall provide Sellers and their Representatives reasonable access to the records and employees of Buyer and shall cause the employees of Buyer to cooperate in all reasonable respects with Sellers in connection with their review of such work papers and other documents and information relating to the calculation of Net Working Capital as of the Closing as Sellers shall reasonably request and that are available to Buyer.

(c) Within 30 days after Sellers’ receipt of the Final Closing Date Balance Sheet, Sellers shall notify Buyer as to whether Sellers agree or disagree with the Final Closing Date Balance Sheet and, if Sellers disagree, such notice shall set forth in reasonable detail the particulars of such disagreement. If Sellers provide a notice of agreement or do not provide a notice of disagreement within such 30 day period, then Sellers shall be deemed to have accepted the calculations and the amounts set forth in the Final Closing Date Balance Sheet delivered by Buyer, which shall then be final, binding and conclusive for all purposes hereunder. If any such notice of disagreement is timely provided, then Buyer and Sellers shall each use Reasonable Efforts for a period of 30 days thereafter to resolve any disagreements with respect to the calculations in the Final Closing Date Balance Sheet.

(d) If, at the end of the 30-day resolution period, the Parties are unable to resolve any disagreements as to items in the Final Closing Date Balance Sheet, then Price Waterhouse Coopers, LLP (or such other independent accounting firm of recognized national standing as may be mutually selected by Buyer and Sellers) shall resolve any remaining disagreements. If

Price Waterhouse Coopers, LLP is unwilling or unable to serve in such capacity then Deloitte & Touche LLP shall be engaged to serve in such capacity. If Deloitte & Touche LLP is not willing or able to serve in such capacity, then Sellers shall within 10 days deliver to Buyer a listing of three other accounting firms of recognized national or regional standing and Buyer shall within 10 days after receipt of such list, select one of such three accounting firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”). The Accountant shall be charged with determining as promptly as practicable, but in any event within 30 days after the date on which such dispute is referred to the Accountant any disputed items required to determine the Net Working Capital as of the Closing Date. The costs and expenses of the Accountant shall be borne 50% by the Seller Parties and 50% by Buyer. The determination of the Accountant shall be final, binding and conclusive for all purposes hereunder. Should the Accountant fail to make a final determination to resolve any and all disputes in accordance with the requirements of this process the Parties will agree to arbitration procedures in accordance with the rules of the American Arbitration Association to definitively determine the Final Sellers Working Capital Payment or the Final Buyer Working Capital Payment.

(e) Following the final determination of the Net Working Capital as of the Closing Date on the Final Closing Date Balance Sheet pursuant to this Section 3.4, if the Net Working Capital is positive (such amount, the “Final Buyer Working Capital Payment”), the Buyer shall promptly (but in any event within five Business Days) wire transfer in immediately available funds to Sellers, to an account designated by Sellers, an amount equal to the Final Buyer Working Capital Payment.

(f) Following the final determination of the Net Working Capital as of the Closing Date on the Final Closing Date Balance Sheet pursuant to this Section 3.4, if the Net Working Capital as of the Closing Date is negative (such nominal deficiency amount, the “Final Sellers Working Capital Payment”), Sellers shall promptly (but in any event within five Business Days) wire transfer in immediately available funds to Buyer, an amount equal to the Final Sellers Working Capital Payment.

(g) Any liabilities which are included and taken into consideration in the calculation of the Final Working Capital Payment pursuant to this Section 3.4 will not give Buyer the basis for any indemnification claim under Article X.

Section 3.5 Accounts Receivable. All rights and interest in and to any uncollected Accounts Receivable as of the Adjustment Date which are reduced to zero for purposes of calculating the Final Working Capital Payment shall be assigned back to Sellers.

ARTICLE IV

ASSUMED LIABILITIES; RETAINED LIABILITIES

Section 4.1 Assumed Liabilities. Except for those liabilities specifically listed on Schedule 4.1, Buyer shall not assume, and shall not be deemed to have assumed, any liability or obligation of Sellers whatsoever, including any liability or obligation relating to the Acquired Assets or any liability or obligation arising under, related to or based upon any Company Plan or any current or former employee, director or consultant of Sellers or any Commonly Controlled Entity except for liabilities which are expressly assumed by Buyer under the terms of this Agreement.

Section 4.2 Retained Liabilities. Seller Parties acknowledge and agree that they are responsible for and shall indemnify and hold harmless Buyer and its Affiliates from and against any and all claims, liabilities, losses or obligations arising out of or relating to the Business and the Acquired Assets other than liabilities expressly assumed by Buyer under the terms of this Agreement (“Retained Liabilities”) including claims, liabilities, losses or obligations arising out of our relating to the following:

(a) any Company Benefit Plan or any current or former employees, directors or consultants of Sellers or any Commonly Controlled Entity;

(b) obligations of Seller Parties under this Agreement;

(c) Taxes with respect to the ownership of the Acquired Assets or conduct of the Business prior to the Closing;

(d) fees and expenses, if any, owed to third parties incurred in connection with the sale of the Acquired Assets, except as otherwise provided in this Agreement;

(e) any contracts, agreements or instruments to which Sellers are a party or any of the Acquired Assets are bound, whether or not relating to the Business other than liabilities arising after the Closing under Scheduled Contracts to the extent expressly assumed by Buyer;

(f) the Excluded Assets; and

(g) the ownership, business, operations or activities conducted by Sellers in connection with the Business or Acquired Assets prior to the Closing, including without limitation, (i) the handling of Hazardous Materials (ii) the receipt of substances at disposal sites and injection of substances into the various disposal wells which Sellers were not authorized to accept or inject into the respective disposal wells and (iii) the disposal of Hazardous Materials by or on behalf of Sellers at any off-site disposal facilities.

ARTICLE V

REPRESENTATIONS AND WARRANTIES BY SELLER PARTIES

Except as disclosed in the Disclosure Schedule, the Seller Parties hereby, jointly and severally, represent and warrant to Buyer as follows:

Section 5.1 Organization of Sellers. Each Seller is duly organized, validly existing and in good standing under the Laws of the State of Texas and has the requisite power and authority to own or lease the Acquired Assets and to conduct the Business as it is now being conducted. Each Seller is duly licensed or qualified in each jurisdiction wherein the failure to be so qualified would result in a Material Adverse Effect. Each Seller has made available to Buyer true copies of all of its existing Organizational Documents.

Section 5.2 Authorization; Enforceability. Each of the Seller Parties has all requisite power and authority to execute and deliver this Agreement and to perform all obligations to be performed by such Seller Party hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite action on the part of the Seller Parties. This Agreement has been duly and validly executed and delivered by the Seller Parties, and this Agreement constitutes a valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (such laws and principles being referred to herein as “Creditors’ Rights”). All other documents required hereunder to be executed and delivered by such Seller Party have been duly and validly authorized and approved by such Seller Party, and constitutes a valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, subject to the Creditors’ Rights.

Section 5.3 Title to Acquired Assets. Sellers are the lawful owners of, have good and valid record and marketable title to, and have the full right to sell, convey, transfer, assign and deliver the Acquired Assets to Buyer, without any required approvals or any restrictions of any kind whatsoever. All of the Acquired Assets are held by Sellers free and clear of all Liens, other than the Permitted Liens. At and as of the Closing, Sellers will convey the Acquired Assets to Buyer by deeds, bills of sale, certificates of title and instruments of assignment and transfer effective to vest in Buyer, and Buyer will have good and valid title to all of the Acquired Assets, free and clear of all Liens, other than the Permitted Liens.

Section 5.4 No Conflict. The execution and delivery of this Agreement by the Seller Parties and the consummation of the transactions contemplated hereby by the Seller Parties (assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 5.4 (collectively, the “Seller Approvals”) have been made, given or obtained) do not and shall not:

(a) violate any Law applicable to the Seller Parties or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

(b) violate the Organizational Documents of Sellers; or

(c)(i) breach any Material Contract, (ii) result in the termination of any such Material Contract, (iii) result in the creation of any Lien under any Material Contract, (iv) result in the creation of any Lien, other than the Permitted Liens, on any of the Acquired Assets, or (v) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien, other than the Permitted Liens.

Section 5.5 Equity Interests. Except as set forth in Schedule 5.5, the Acquired Assets do not include any Interest, or any security convertible, exercisable or exchangeable into any Interest, in any Person.

Section 5.6 Financial Statements. Schedule 5.6 sets forth true and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the compiled balance sheet of Sellers (with related statements of income, changes in capital and cash flows) as of, and for the year ended, December 31, 2006, and (b) the compiled balance sheet of Sellers (with related statements of income, changes in capital and cash flows) as of, and for the three (3) months ended, March 31, 2007 (collectively the “Unaudited Financial Statements”). Except as set forth on Schedule 5.6, (a) the Unaudited Financial Statements have been prepared in accordance with GAAP, and (b) the Financial Statements present fairly, the financial position and the results of operations of Sellers as of, and for the periods ended on, such dates, except for the absence of footnotes with respect to the Unaudited Financial Statements.

Section 5.7 Absence of Changes. Except as set forth on Schedule 5.7, since the Balance Sheet Date:

(a) there has not been any occurrence or circumstance which could have a Material Adverse Effect on Sellers;

(b) the Business and the Acquired Assets have been operated and maintained in the ordinary course of business;

(c) there has not been any material damage, destruction or loss to any material portion of the Acquired Assets, whether covered by insurance or not;

(d) neither Sellers nor any of their Affiliates has entered into any employment, consulting, severance or indemnification agreement or an agreement with respect to a retention bonus with any of the employees of the Business, nor has Sellers or any of their Affiliates incurred or entered into any collective bargaining agreement or other obligation to any labor organization or employee;

(e) Sellers have not entered into any contract with any director, officer, member, partner, employee or holder of any Interest in Sellers or any Affiliate of the foregoing other than on an arms-length basis;

(f) there has been no actual, pending or, to the Knowledge of the Seller Parties, threatened adverse change in the relationship of Sellers or any of their Affiliates with any material customer, supplier, distributor or sales representative of the Business;

(g) there has been no increase in the compensation or benefits of any officer or employee of the Business, except those which reflect nominal increases in compensation of employees made necessary by recent wage increases instituted by competitors for their similarly situated employees; and

(h) there is no contract or agreement to do any of the foregoing, except as expressly permitted by this Agreement.

Section 5.8 Contracts.

(a) Schedule 5.8(a) contains a true and complete list of the following Contracts to which Sellers are a party or the Acquired Assets are bound in effect on the date of this Agreement (“Material Contracts”):

(i) any Contract relating to Indebtedness for Borrowed Money, any Contract creating a capital lease obligation, any Contract constituting a guarantee of debt of any third person or any Contract requiring Sellers or any of their Affiliates to maintain the financial position of any other Person;

(ii) each Contract involving a remaining commitment by Sellers to pay capital expenditures for fixed assets with respect to its Business in excess of $250,000;

(iii) each Contract for lease of real property;

(iv) each employment Contract and each Contract providing retention, severance or project bonus payments, in each case that have not been paid in full as of the date of this Agreement;

(v) any Contract that provides for the payment by Sellers or any of their Affiliates of more than $100,000 in any consecutive 12-month period or more than $250,000 over the remaining life of such Contract other than a Contract that (A) is terminable by any party thereto giving notice of termination to the other party thereto not more than 30 days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination obligations, termination penalties, buy-back obligations or similar obligations;

(vi) any Contract that constitutes a purchase order or other Contract relating to the sale, purchase, lease or provision by Sellers or any of its Affiliates of goods or services in excess of $100,000 in any 12 month period;

(vii) any Contract constituting a partnership, joint venture or other similar Contract;

(viii) any Contract in respect of software programs or packages or other Intellectual Property rights granted to or by Sellers or any of their Affiliates (other than off the shelf software which is reasonably available in the marketplace to Buyer) which is used in the conduct of the Business;

(ix) any lease (including any master lease covering multiple items of personal property) of any item or items of personal property with a rental expense under such lease (whether for a single item or multiple items) in excess of $50,000 in any consecutive 12-month period;

(x) any Contract providing for the deferred payment of any purchase price in excess of $25,000 including any “earn out” or other contingent fee arrangement;

(xi) any Contract with any Governmental Authority;

(xii) any Contract creating a Lien on any of the Acquired Assets that will not be discharged at or prior to the Closing;

(xiii) any Contract involving long term fuel purchases or commodity or financial future or option contracts or similar derivative or hedging Contracts; and

(xiv) each Contract that provides for a limit on the ability of Sellers or their Affiliates to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing which could restrict the use of the Acquired Assets or conduct of the Business by Buyer.

(b) True and complete copies of all Material Contracts have been provided or made available to Buyer.

(c) Except as set forth in Schedule 5.8(c), each Material Contract (other than such Material Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of Sellers and, to the Knowledge of the Seller Parties, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms. Except as set forth in Schedule 5.8(c), neither Sellers and, to the Knowledge of the Seller Parties, no other party is in material breach of any Material Contract, and none of the Seller Parties has received any written notice of termination or breach of any Material Contract.

Section 5.9 Intellectual Property.

(a) Schedule 5.9(a) identifies all material Intellectual Property rights owned or used by Sellers in the conduct of the Business (the “Seller Intellectual Property”). The Seller Intellectual Property constitutes all Intellectual Property rights necessary for the continued operation of the Business consistent with the past practices of the Business since inception.

(b) Each Seller has ownership of, or valid licenses to use, all of the Seller Intellectual Property, free and clear of all Liens other than the Permitted Liens. Upon the consummation of the transactions contemplated by this Agreement and Buyer filing any required filings as reflected on Schedule 5.9(b), Buyer will have good and marketable (subject to the terms of any applicable licenses) title to the Seller Intellectual Property free and clear of all Liens other than the Permitted Liens.

(c) There is no pending or, to the Seller Parties’ Knowledge, threatened judicial or administrative proceeding or third party claim alleging any infringement or misappropriation of any item of the Seller Intellectual Property, whether owned by Sellers or any other Person. There has been no material infringement or misappropriation (or facts that are reasonably likely to give rise to a material infringement or misappropriation) by Sellers of any Intellectual Property Rights of third persons or of any continuing material infringement or misappropriation (or facts that are reasonably likely to give rise to a material infringement or misappropriation) by any other Person of any of the Seller Intellectual Property which could have a material adverse impact on Buyer’s ownership and use of the Acquired Assets or conduct of the Business. No Seller Intellectual Property owned (or, to the Knowledge of the Seller Parties, Seller Intellectual Property owned by third parties but used by Sellers in the Business) is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof.

Section 5.10 Litigation. Except as set forth in Schedule 5.10, as of the date of this Agreement, (i) there are no lawsuits, proceedings or actions before or by any Governmental Authority pending or, to the Knowledge of the Seller Parties, threatened in writing by any Person against, the Business or any of the Acquired Assets and (ii) there is no injunction, order or unsatisfied judgment from any Governmental Authority adversely impacting the Business or any of the Acquired Assets.

Section 5.11 Employee Benefit Plans

(a) Schedule 5.11(a) contains a complete list, as of the date of this Agreement, of each Company Plan.

(b) With respect to each Company Plan and except for matters which would not have an adverse impact upon or impose any liability upon Buyer, Sellers have performed in all material respects all obligations, whether arising by operation of applicable Law or by contract, required to be performed by it, and no event has occurred and there exists no condition or set of circumstances in connection with which Sellers or, to the Sellers’ Knowledge, any fiduciary of any Company Plan could be subject to any liability for failure to operate and administer such Company Plan in accordance with its terms or any applicable Law.

Section 5.12 Taxes. Except as set forth on Schedule 5.12, (a) all Tax Returns required to be filed by Sellers have been duly and timely filed with the appropriate Tax Authority and all such Tax Returns were true, correct and complete in all material respects, (b) all Taxes due and payable, including Taxes shown as due on such Tax Returns, have been timely paid in full, (c) there are no Liens on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Taxes, (d) there is no claim pending, or to the Knowledge of the Seller Parties threatened, by any applicable Tax Authority in connection with any Taxes, (e) none of such Tax Returns are now under audit or examination by any Tax Authority, (f) there are no agreements or waivers providing for an extension of time with respect to the filing of any such Tax Returns or the assessment or collection of any such Tax, (g) no written claim has been made by any Tax Authority in a jurisdiction where Sellers do not file a Tax Return that it is or may be subject to taxation in that jurisdiction, and (h) Sellers are not a party to any Tax allocation or sharing arrangement.

Section 5.13 Employees; Employee Relations.

(a) Neither Sellers nor any of their respective Affiliates is a party to or bound by any collective bargaining agreement applicable to any employee involved in the Company Business (“Business Employee”) and Sellers are unaware of any organizational efforts by any Business Employees.

(b) No legal proceedings, charges, complaints, grievances or similar actions have been commenced and are outstanding with respect to Sellers or any of their Affiliates under any laws or regulations affecting the employment relationship, and, to Sellers’ Knowledge, no proceedings, charges, or complaints are threatened under any such Laws or regulations and no facts or circumstances exist which would give rise to any such proceedings, charges, complaints, or claims. Sellers and their Affiliates are not subject to any settlement or consent decree with any present or former employee, employee representative or any Governmental Authority relating to claims of discrimination or other claims in respect to employment practices and policies. To the Knowledge of Sellers, no Governmental Authority has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of Sellers or any of their Affiliates.

(c) Schedule 5.13(c) sets forth a true, correct and complete list, as of the Closing Date, of all Business Employees currently employed by Sellers. The list described in the preceding sentence shows each Business Employee’s name, job title, original hire date, bonus paid or payable for calendar year 2006 and current base salary or base wages. Each Business Employee is an employee of Sellers as of the date of this Agreement, and no current or former Business Employee of Sellers is on a disability leave of absence, is receiving disability benefits, or is in an elimination or other waiting period with respect to his or her receipt of disability benefits. There are no loans or other obligations payable or owing by Sellers or any of their respective Affiliates to any Business Employee, except salaries, wages and salary advances and reimbursement of expenses incurred and accrued in the ordinary course of business, nor are any loans or debts payable or owing by any such individuals to Sellers or any of their respective Affiliates, nor have Sellers or any of their Affiliates guaranteed any of such individual’s respective loans or obligations.

(d) Sellers are in compliance, in all material respects, with all Laws, rules, regulations and orders relating to the employment of labor, including, without limitation, all such Laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, immigration, safety and health, workers’ compensation and the collection and payment of income withholding, social security taxes and other taxes.

(e) Except as set forth on Schedule 5.13(e), since the Balance Sheet Date there has been no payment or distribution by Sellers to any employee, director, officer or equityholder except for regular compensation paid in the ordinary course of business consistent with prior practices.

Section 5.14 Environmental Matters. Except as otherwise disclosed in Schedule 5.14,

(a) Schedule 5.14 sets forth all environmental Permits required for operation of the Business. The environmental Permits described therein are in full force and effect. There are no proceedings pending or, to the Knowledge of the Seller Parties, threatened which might affect (i) the validity of any environmental Permit described in Schedule 5.14, (ii) the ability of Sellers or Buyer to obtain prior to the Closing Date any environmental Permit described in Schedule 5.14 which has not been obtained at the date of this Agreement, or (iii) the ability of Sellers to transfer within the time specified by applicable Environmental Law any environmental Permit described in Schedule 5.14, nor, to the Knowledge of the Seller Parties, is there any basis for any such proceeding.

(b) None of the Acquired Assets are subject to any Lien imposed by or arising under any Environmental Law, and there are no proceedings pending or, to the Knowledge of the Seller Parties, threatened for imposition of any such Lien, nor, to the Knowledge of the Seller Parties, is there any basis for any such Lien or proceeding.

(c) The Business and the Acquired Assets are currently, and have at all times in the past been operated, in compliance, in all material respects, with the requirements of applicable Environmental Laws. Neither Sellers nor any of their Affiliates have received any communication in any form from any Governmental Authority or any other Person alleging that Sellers are not in compliance with any Environmental Law. There are, to the Knowledge of the Seller Parties, no circumstances relating to the Business that may prevent or interfere with Buyer’s compliance with all Environmental Laws applicable to the Business at the Closing Date.

(d) There are no present, past actions, activities, circumstances, conditions, events or incidents, including, without limitation, any release of any Hazardous Materials, with respect to the Business or the Acquired Assets that could reasonably be expected to form the basis for assertion of any environmental liability against Sellers or the Business. There has been no release of Hazardous Materials in connection with the Business for which all clean-up, remediation and restoration actions required under Environmental Laws have not been performed and completed to the satisfaction of the relevant Governmental Authority. There is no asbestos contained in or forming part of any equipment, property, building, building component, structure or office space used in connection with the Business.

(e) There are no proceedings pending or, to the Knowledge of the Seller Parties, threatened against Sellers or any of their respective Affiliates or any predecessor with respect to operation of the Business, against the Business itself or any Acquired Assets, in which any violation of any Environmental Law is alleged or any environmental liability is asserted, nor, to the Knowledge of the Seller Parties, is there any basis for any such proceeding.

(f) Sellers have provided or made available to Buyer all internal and external environmental audits, assessments, reports, studies, documents, and correspondence on environmental matters and compliance with Environmental Laws relating to the operation of the Business that are in the possession or control of or otherwise available to Sellers.

(g) Sellers have disclosed to Buyer, and Buyer acknowledges that the various Disposal Well sites may contain NORM; provided, however, Sellers herein represent and warrant to Buyer that Sellers are in compliance with applicable Environmental Laws with respect to NORM which is or has been present at such Disposal Well sites.

(h) Notwithstanding anything to the contrary herein, the Parties agree that the only representations and warranties in this Article V related to compliance with or liabilities arising under Environmental Law are contained in this Section 5.14 and Section 5.24.

Section 5.15 Customers, Vendors and Suppliers. To the Knowledge of the Seller Parties and except as set forth in Schedule 5.15(a), there is no present intent of any significant customer, vendor or supplier of Seller to discontinue or substantially alter its relationship as such with Seller or Buyer upon consummation of the transactions contemplated hereby. Schedule 5.15(b) sets forth a list of the top 15 customers and top 15 vendor/suppliers of the Business for the fiscal year ending December 31, 2006.

Section 5.16 Insurance. Schedule 5.16 sets forth a true and complete list of all policies, binders, and insurance contracts under which Sellers, the Business or any of the Acquired Assets is insured (the “Insurance Policies”). With respect to each Insurance Policy, Schedule 5.16 sets forth a true and correct description of (a) the scope of coverage, (b) the limits of liability, (c) deductibles and other similar amounts, and (d) the aggregate limits and available coverage (if less than the aggregate limits) as of the date hereof. Each of the Insurance Policies is in full force and effect, and there has been no written notice of any cancellation or any threatened cancellation of any Insurance Policy.

Section 5.17 Books and Records. All books and records relating to the ownership and operation of the Business, and the Acquired Assets are located at the premises of Sellers to which such books and records primarily relate, have been maintained substantially in accordance with applicable legal requirements, comprise all of the books and records relating to the ownership and operation of the Business and the Acquired Assets.

Section 5.18 Inventories. Sellers own their Inventories (including spare parts) free and clear of all Liens other than the Permitted Liens. Except as disclosed on Schedule 5.18, such Inventories were acquired for sale in the ordinary course of business and are in good and saleable condition and are not obsolete, slow moving or damaged. None of such inventory is subject to any consignment, bailment, warehousing or similar arrangement.

Section 5.19 Assets Necessary to the Business. At and immediately following the Closing, the Acquired Assets transferred to Buyer pursuant hereto (a) will constitute all of the assets and properties necessary or required to permit Buyer to carry on the Business in substantially the same manner as presently conducted and as conducted since December 31, 2004 and (b) constitute all of the assets and properties of Sellers and their Affiliates used in the Business presently and as conducted since December 31, 2004, other than the Excluded Assets.

Section 5.20 Conformity to Law. Sellers have complied in all material respects with, and are in material compliance with, (a) all Laws, statutes, governmental regulations, and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees, or similar commands applicable to the Business or any of the Acquired Assets (including, without limitation, any labor, environmental, occupational health, zoning, or other law, regulation, or ordinance); (b) all unwaived terms and provisions of all Contracts, and agreements to which Sellers are a party, or by which Sellers or any of the Acquired Assets are subject; and (c) their Organizational Documents, each as amended to date. Sellers have not committed, been charged with, or to Sellers’ Knowledge, been under investigation with respect to, nor does there exist, any material violation of any provision of any Law or regulation in respect of the Business or any of the Acquired Assets.

Section 5.21 Absence of Certain Business Practices. Neither Sellers nor any officer, employee or agent of Sellers, nor to the Knowledge of Sellers any other Person acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other person who is or may be in a position to help or hinder the Business (or to assist Sellers in connection with any actual or proposed transaction) which (a) might subject Sellers to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have had a material adverse impact on the Business, or (c) if not continued in the future, might materially adversely impact the Business.

Section 5.22 Permits. Except as set forth on Schedule 5.22, Sellers possess all material Permits necessary for it to conduct the Business and use the Acquired Assets and operate as currently conducted. All such Permits are and following consummation of the transactions contemplated under this Agreement will continue to be in full force and effect. There are no lawsuits or other proceedings pending or, to the Seller Parties’ Knowledge, threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof. Schedule 2.1(h) lists all material Permits granted by any governmental authority and used or held by Sellers or any of their Affiliates in connection with the ownership and operation of the Acquired Assets or conduct of the Business (the “Scheduled Permits”).

Section 5.23 Personal Property.

(a) Schedule 2.1(a) lists each item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers and other rolling stock and each other item of tangible personal property used or held for use by Sellers or any of their Affiliates in connection with the Business having a fair market value or book value of $5,000 or more individually or $50,000 or more in the aggregate (the “Personal Property”).

(b) Sellers have good and marketable title to all of the Personal Property and all other material personal property used in the ordinary course of business by Sellers or any of their Affiliates in connection with the Business free and clear of all Liens other than the Permitted Liens. Each item of the Personal Property and any other material personal property used in the ordinary course of business by Sellers or any of their Affiliates in connection with the Business is in good working order and repair, has been operated and maintained in the ordinary course of business and remains in suitable and adequate condition for use consistent with its primary use, in each case, taking into account the age of the asset and ordinary wear and tear.

(c) Schedule 2.1(a) identifies each personal property lease to which Sellers are a party. Each of the leasehold interests in personal property are held under valid, binding and enforceable leases.

Section 5.24 Disposal Wells.

(a) Schedule 5.24(a) lists each disposal well and injection well (“Disposal Well”) owned or operated by Sellers including (i) a physical description of such Disposal Well, (ii) description of the entity which owns such Disposal Well, (iii) the geographical location of such Disposal Well, (iv) a description of the operating permits held by Sellers and required with respect to such Disposal Wells, (v) a description of all surety or performance bonds or other collateral in favor of a Governmental Authority or third party which have been provided or posted with respect to ownership or operation such Disposal Well permitting, ownership or operation of and (vi) whether the land on which such Disposal Well is located is leased or owned.

(b) Each Disposal Well and Sellers’ ownership, use and maintenance of and reporting with respect to such Disposal Well is in compliance with all applicable Laws (including the Texas Water Code and the Natural Resources Code) rules and regulations imposed by applicable Governmental Authorities (including the Railroad Commission of Texas). The only materials which have been injected into the Disposal Wells consist of oil field wastes, which may include NORM, and other non-hazardous substances which are of the type and nature and in amounts allowed under applicable Law to be injected by Sellers into such Disposal Wells pursuant to the terms of the Permits governing their use.

(c) Schedule 5.24(c) lists each Permit applicable to the Sellers’ ownership or use of each Disposal Well. Such Permits are all of the Permits necessary for the Sellers to own and operate the Disposal Wells and following the transfer and assignment of the Acquired Assets hereunder to Buyer such Permits, to the extent they are assignable, will continue to be in full force and effect with respect to Buyer’s ownership and use of the Disposal Wells in substantially the same manner as used prior to the Closing.

Section 5.25 Real Properties.

(a) Schedule 5.25 lists and correctly describes: (i) all real properties that Sellers own and, for each of those properties, the name of its owner, its address of each structure located thereon and the use thereof in the Business; (ii) all real properties of which a Seller is a lessee and, for each of those properties, the name of its lessor, its address of each structure located thereon being so leased and the expiration date of that lease and the use thereof in the Business; and (iii) in the case of each real property listed as being owned, whether it was previously owned, and in the case of each real property listed as being leased, whether it is presently owned, by any Seller or any of its Affiliates. The real property listed on Schedule 5.25 comprises all real property interests used in connection with the Business as currently conducted.

(b) Sellers have provided Buyer with true, complete and correct copies of all lease agreements under which all the properties described Schedule 5.25 lists as being leased are leased and except as set forth in Schedule 5.25, (i) each of those leases is valid and binding on the lessor party thereto and (ii) the lessee party thereto has not sublet any of the leased space to any other Person.

(c) The fixed assets which are affixed to, located upon, or used in connection with one or more of the real properties listed in Schedule 5.25 and, except as Schedule 5.25 sets forth, are well-maintained and adequate for the purposes for which they presently are being used or held for use, ordinary wear and tear excepted.

(d) The buildings structures and fixtures listed on the Real Property included in the Acquired Assets currently have (i) unencumbered rights of ingress and egress and (ii) access to water supply, storm and sanitary sewer facilities, gas and electrical connections, fire protection, drainage and other public utilities as is necessary for the conduct of the Business.

(e) Except as set forth on Schedule 5.25(e), on the Closing Date, no lease or use agreements, oral or written, will be in effect covering any portion of the Real Property, and that Sellers will not enter into any such lease or use agreements affecting the Real Property without the prior written consent of Buyer.

(f) To the Knowledge of the Seller Parties, Sellers have not received notice, written or otherwise, from any governmental or municipal agency requiring the correction of any material condition with respect to the Real Property, or any part thereof, by reason of a violation of any regulation or otherwise which remains uncured.

Section 5.26 No Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Sellers or any of their Affiliates (including the Seller Parties).

Section 5.27 Accounts Receivable. The Accounts Receivable included in the Acquired Assets (i) all arise out of bona fide transactions in the ordinary course of business, (ii) to the Knowledge of Sellers are not subject to any set off or valid counterclaim by the counterparty thereto and (iii) to the Knowledge of Sellers are fully collectible.

Section 5.28 Ownership of Acquired Assets by Individuals. Except as reflected on Schedule 5.28, and except through their indirect ownership in the Sellers which are entities, neither Winston nor Bailey nor any of their respective Affiliates (other than the Sellers) have any ownership interest in the Acquired Assets.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES BY BUYER

Buyer hereby represents and warrants to the Seller Parties as follows:

Section 6.1 Organization of Buyer. Buyer is a limited partnership organized, validly existing and in good standing under the Laws of the State of Texas.

Section 6.2 Authorization; Enforceability. Buyer has all requisite partnership power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other partnership proceeding on the part of Buyer is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to Creditors’ Rights.

Section 6.3 No Conflict. Except as would not reasonably be expected to materially and adversely impact the ability of Buyer to enter into and perform its obligations under this Agreement, the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer (assuming all required filings, consents, approvals authorizations and notices set forth in Schedule 6.3 (collectively, the “Buyer Approvals”) have been made, given or obtained) does not and shall not:

(a) violate any Law applicable to Buyer or require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;

(b) violate any Organizational Document of Buyer; or

(c)(i) breach any material Contract, to which Buyer is a party or by which Buyer may be bound, (ii) result in the termination of any such material Contract or (iii) constitute an event which, after notice or lapse of time or both, would result in any such breach or termination.

Section 6.4 Litigation. As of the date of this Agreement (a) there are no lawsuits or actions before any Governmental Authority pending or, to the Knowledge of Buyer, threatened in writing against Buyer that would reasonably be expected to materially and adversely impact the ability of Buyer to perform its obligations under this Agreement and (b) there are no orders or unsatisfied judgments from any Governmental Authority binding upon Buyer that would reasonably be expected to materially and adversely impact on the ability of Buyer to perform its obligations under this Agreement.

Section 6.5 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.

ARTICLE VII

COVENANTS

Section 7.1 Conduct of Business. From the date of this Agreement through the Closing, except as set forth on Schedule 7.1, as expressly contemplated by this Agreement, or as consented to by Buyer in writing, (a) each Seller shall (x) operate its Business in the ordinary course and (y) use Reasonable Efforts to preserve intact its business and its relationship with customers, suppliers and others having business relationships with Sellers and (b) each Seller shall not:

(i) amend its Organizational Documents;

(ii) liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)(A) grant or increase any bonus, salary, severance, termination, change of control or other compensation or benefits to any of its employees, directors or consultants or make any other enhancement to the terms or conditions of employment applicable to any of its employees, directors or consultants, (B) make any change in its key management employees or structure, or (C) adopt, enter into or amend in any material respect any Benefit Plan;

(iv) change its accounting methods, policies or practices, except as required by GAAP;

(v) sell, assign, transfer, lease or otherwise dispose of any material assets except in the ordinary course of business or pursuant to the terms of a Material Contract existing on the date of this Agreement;

(vi) make any capital expenditure other than those capital expenditures reflected as proposed capital expenditures in Schedule 7.1 or other than reasonable capital expenditures in response to any emergency or force majeure events affecting Sellers;

(vii) make, amend or revoke any election with respect to Taxes relating to the Business or the Acquired Assets other than in the ordinary course of business;

(viii) create any Liens on any of the Acquired Assets other than the Permitted Liens;

(ix) change its material business policies or procedures including those relating to collection of account receivables and timely payment of account payables; or

(x) agree, whether in writing or otherwise, to do any of the foregoing.

Section 7.2 Access. From the date hereof through the Closing, the Seller Parties shall, and shall cause Sellers to, afford to Buyer and its authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the Business, to the Acquired Assets, books, contracts, records and appropriate officers and employees of Sellers, and shall furnish such authorized Representatives with all financial and operating data and other information concerning the affairs of Sellers as Buyer and such Representatives may reasonably request.

Section 7.3 Third Party Approvals. Buyer and the Seller Parties shall (and shall each cause their respective Affiliates to) use Reasonable Efforts to obtain all material consents and approvals of third parties that any of Buyer, the Seller Parties or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.

Section 7.4 Regulatory Filings. From the date of this Agreement until the Closing, each of Buyer and the Seller Parties shall, and shall cause their respective Affiliates to (a) make or cause to be made the filings required of such party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, and in any event within ten (10) Business Days after the date hereof, (b) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings, (c) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (d) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (e) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under any Laws for additional information, documents or other materials, (f) use Reasonable Efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, and (g) use Reasonable Efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law. If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting.

Section 7.5 Update Information. Prior to the Closing, each of Buyer and the Seller Parties shall give the other party prompt written notice of any development that is reasonably likely to result in a failure of a condition to the Closing. At any time prior to the Closing, the Seller Parties may correct and supplement in writing any information furnished on the Disclosure Schedules based upon events, circumstances, conditions or information of which the Seller Parties first obtain Knowledge after the date hereof, by furnishing such corrected or supplemented information to Buyer pursuant to the notice provisions hereof. If (a) the Seller Parties so furnish corrected or supplemental information, (b) the absence of such information would have resulted in a failure of the conditions to the Closing set forth in Section 9.1(b) or the Seller Parties so state in their notice of such corrected or supplemental information and (c) the Closing occurs, then such information shall be deemed to amend this Agreement and the Disclosure Schedules for all purposes hereunder. If the supplemental disclosures of the Seller Parties are material in any respect, then Buyer and the Seller Parties may mutually agree to a reduction in the Purchase Price or other agreeable allocation of responsibility for such matters.

Section 7.6 Non-Competition.

(a) (i) except as set forth on Schedule 7.6, each Seller Party, in order to induce Buyer to enter into this Agreement, expressly covenants and agrees that during the Prohibited Period (as defined below), such Seller Party will not, and such Seller Party will cause its Affiliates not to, directly or indirectly, own, manage, operate, join, control or participate in or be connected with, or loan money to or sell or lease equipment to, any business, individual, partnership, firm, corporation or other entity, which engages in any business which involves owning and operating salt water disposal wells, owing or operating vacuum trucks and frac tanks or manufacturing frac tanks and competes with the Business within a 300-mile radius of any operating location of the Sellers as of the Closing Date or other jurisdictions described or set forth on Schedule 7.6 hereto, which schedule will be updated at the Closing Date (a “Competing Business”). Furthermore, if Buyer determines in its discretion, that the scope of Schedule 7.6 should be narrowed, then Buyer may so revise Schedule 7.6 by providing written notice and a replacement schedule to Sellers on or prior to the Closing. “Prohibited Period” shall mean three (3) years from and after the Closing Date.

(ii) Each Seller Party further expressly covenants and agrees that during the Prohibited Period, such Seller Party will not, and such Seller Party will cause its Affiliates not to (1) engage or employ, or solicit or contact with a view to the engagement or employment of any person who is an officer or employee of Sellers or Buyer or any of their Affiliates (including any Business Employee); or (2) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Business any person who or which is a customer of Sellers or any of their Affiliates.

(iii) To the extent that any part of this Section 7.6(a) may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events.

(b) Each Seller Party and Buyer agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 7.6(a) are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of Buyer. Each Seller Party and Buyer further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 7.6, Buyer shall be entitled to immediate injunctive relief, as any such breach would cause Buyer irreparable injury for which they would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit Buyer from pursuing any other remedies available to it hereunder, at law or in equity for any such breach or threatened breach.

(c) Each Seller Party hereby represents to Buyer that it has read and understands, and agrees to be bound by, the terms of this Section 7.6. Each Seller Party acknowledges that the geographic scope and duration of the covenants contained in this Section 7.6 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Business, (ii) the Seller Parties’ level of control over and contact with the Business in all jurisdictions in which it is conducted, (iii) the fact that the Business is conducted throughout the geographic area where competition is restricted by this Agreement, and (iv) the amount of consideration that such Seller Party is receiving in connection with the transactions contemplated by this Agreement and the amount of goodwill for which Buyer is paying. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable legal requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable legal requirements, the parties hereto waive any provision of applicable legal requirements that would render any provision of this Section 7.6 invalid or unenforceable.

Section 7.7 Employees. Buyer will be permitted access to the employees of Sellers for purposes of making offers of employment to such employees between signing and Closing on terms mutually acceptable to Buyer and Sellers.

Section 7.8 Financial Statements. The Seller Parties shall assist Buyer in and use Reasonable Efforts to facilitate the preparation of (a) financial audits for the Business from inception through December 31, 2006, and (b) any other financial statements required in connection with the financing efforts or capital markets transactions undertaken by Buyer or its Affiliates. The Seller Parties will provide such assistance in the preparation of such financial statements as may be reasonably requested by Buyer, which assistance shall include providing access to information relating to the Company Business in the possession of or available to the Seller Parties and discussing the historical business and operations of Sellers and their subsidiaries with Buyer and its auditors and other Representatives. All expenses incurred in connection with this paragraph shall be at Buyer’s sole expense.

Section 7.9 Deposit. Upon execution of this Agreement, the Buyer has delivered to Escrow Agent a $10,000,000 deposit (the “Deposit”) with respect to the transactions contemplated by this Agreement, which Deposit is to be held by the Escrow Agent pursuant to and distributed (along with interest earned thereon) to Sellers or Buyer, as the case may be, in accordance with the terms and provisions of the Deposit Escrow Agreement attached hereto as Exhibit 7.9 among Sellers, Buyer and the Escrow Agent (the “Deposit Escrow Agreement”). The Deposit shall be released in accordance with the terms of the Deposit Escrow Agreement as follows: (i) if Buyer’s conditions to Closing set forth in Section 9.1 (other than those actions required to be taken at Closing) are satisfied and Sellers are ready and willing to close the transaction, but Buyer nonetheless fails to close the transaction, then the Deposit will be released by the Escrow Agent to the Sellers as liquidated damages; or (ii) if Sellers’ conditions to Closing set forth in Section 9.2 (other than those actions required to be taken at Closing) are satisfied and Buyer is ready and willing to close the transaction, but Sellers fail to proceed with the transaction, then the Escrow Agent shall return the Deposit to Buyer. In the event that the Closing occurs, then the Deposit will be released by the Escrow Agent to the Sellers and the amount of Cash Consideration payable by Buyer at Closing will be reduced by the Deposit.

Section 7.10 Permit Transfers. The Parties agree to cooperate in effecting the transfer from Sellers to Buyer, within the timeframes required under applicable Law, of all Permits required for operation of the Business both prior to and following the Closing to the extent such Permits are transferable. To the extent such Permits are not transferable, Buyer shall use Reasonable Efforts to obtain all other Permits required to be obtained in order to consummate the transactions contemplated hereby.

Section 7.11 Completion of Disposal Well Projects.

(a) Sellers and Buyer acknowledge that several of the disposal well projects of the Sellers are under construction and in progress. The Seller Parties herein agree to take all actions required to complete such disposal well projects and construct certain improvements associated with the disposal well projects as reflected on Schedule 7.11 attached hereto. Furthermore, the Seller Parties and Buyer have agreed that certain of the scheduled improvements will be completed at the Seller Parties’ cost and expense and certain of the scheduled improvements will be reimbursed by Buyer, if Closing occurs each as more particularly reflected on Schedule 7.11.

(b) The Seller Parties agree to use Reasonable Efforts to obtain required approvals and complete the required improvements reflected on Schedule 7.11 prior to Closing. To the extent that such approvals and improvements have not been completed as of the Closing, the Seller Parties shall use Reasonable Efforts to obtain such approvals and complete such improvements as required under Section 7.11 as soon as possible following Closing. All of the improvements described in Schedule 7.11 shall be completed by the Seller Parties in accordance with good industry practice and, upon completion, such improvements will be in compliance with applicable regulations and Laws and will allow Buyer to conduct operations at such disposal well sites.

(c) The disposal well sites and related assets reflected on Schedule 7.11 shall be transferred by Sellers to Buyer at Closing free and clear of all Liens other than the exceptions referenced on Schedule 7.11.

Section 7.12 Title Commitments/Surveys.

(a) The Title Company shall furnish to Buyer a preliminary title commitment (the “Title Commitment”) for the Real Property included in the Acquired Assets as soon as possible after execution of this Agreement, together with legible copies of all easements, restrictions and other encumbrances of record set forth as exceptions in said Title Commitment.

(b) Sellers shall furnish to Buyer, as soon as possible after execution of this Agreement, any existing surveys of the Real Property in their possession. In addition, Buyer may obtain a current as-built survey (the “Survey”) for each tract of the Real Property made by a registered professional surveyor licensed by the State of Texas who is acceptable to said Title Company and Buyer, together with a metes and bounds description thereof. The Survey shall (i) locate and show dimensions of all existing easements (setting forth book and page number), alleys, streets, roads, and rights-of-way located on or adjacent to the Real Property; (ii) show any encroachments on the Real Property or protrusions from the Real Property; (iii) show all existing improvements (such as buildings, power lines, fences, etc.) located on the Real Property; (iv) show any applicable setback requirements from the front, rear, and side boundary lines of the Real Property; (v) contain the certificate of the surveyor that there are no encroachments or protrusions affecting the Real Property, except as shown thereon; (vi) contain the certificate of the surveyor that the Real Property does not lie within any flood prone area as designated by the U.S. Army Corps of Engineers or within any floodplain, except as shown thereon; and (vii) the surveyor’s certification as to the number of “Square Feet” contained within the perimeter boundaries of the Real Property.

(c) The Title Company shall furnish Buyer with a Texas standard form of Owner Policy of Title Insurance (“Owner’s Policy”) issued by Title Company, to be delivered at Closing, in the amount of Fifty-Two Million and No/100 Dollars ($52,000,000.00) or such lesser amount as may be agreed to by Buyer insuring Buyer’s fee simple title in the Real Property, and containing no exceptions other than as agreed to by and between Buyer and the Title Company and other than the standard exceptions printed in the standard Texas Owner Policy of Title Insurance; provided, however:

(i) The exception as to restrictive covenants shall be deleted, if applicable;

(ii) The exception as to discrepancies in boundaries shall be modified and limited to “shortages in area”; and

(iii) The exception for taxes for the calendar year in which the Closing occurs shall be endorsed “not yet due and payable,” or “taxes for the current year fully paid,” as the case may be.

(d) The costs of the Title Commitments, Surveys and Owner’s Policy of Title Insurance referenced above shall be borne 50% by Buyer and 50% by the Seller Parties.

Section 7.13 Change of Name. The Seller Parties agree, within ten days following Closing, to take any and all actions as may be required to change the names of any businesses in which any of Seller Parties or their Affiliates are involved (including Salty’s Well Johnson No. 5, Ltd.) to eliminate all references to “Salty’s.”

ARTICLE VIII

TAX MATTERS

Section 8.1 Transfer Taxes. Buyer shall be responsible for the payment of all state and local transfer, sales, use, stamp, registration or other similar transfer Taxes resulting from the transfer and conveyance of the Acquired Assets as contemplated by this Agreement.

Section 8.2 Tax Indemnity.

(a) The Seller Parties shall be solely liable for, shall pay and shall protect, defend, indemnify and hold harmless Buyer and its Affiliates from any and all Taxes which relate to or result from the ownership or use of the Acquired Assets or conduct of the Business prior to the Closing. The Buyer shall be solely liable for, shall pay and shall protect, defend, indemnify and hold harmless the Seller Parties and their Affiliates from any and all Taxes which relate to or result from the ownership or use of the Acquired Assets or conduct of the Business after the Closing.

(b) If any claim (an “Indemnified Tax Claim”) is made by any Tax Authority that, if successful, would result in indemnification of Buyer by the Seller Parties under this Section 8.2, Buyer shall promptly, but in no event later than the earlier of (i) 10 days after receipt of notice from the Tax Authority of such claim or (ii) 15 days prior to the date required for the filing of any protest of such claim, notify the Seller Parties in writing of such fact.

(c) The Seller Parties shall control all decisions with respect to any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes involving an Indemnified Tax Claim and Buyer shall take such action (including settlement with respect to such Tax Proceeding or the prosecution of such Tax Proceeding to a determination in a court or other tribunal of initial or appellate jurisdiction) in connection with a Tax Proceeding involving an Indemnified Tax Claim as the Seller Parties shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney; provided that (i) within thirty (30) days after the notice required by Section 8.2(b) has been delivered (or such earlier date that any payment of Taxes with respect to such claim is due but in no event sooner than five (5) days after the Seller Parties’ receipt of such notice), the Seller Parties request that such claim be contested, and (ii) if Buyer is requested by the Seller Parties to pay the Tax claimed and sue for a refund, the Seller Parties shall have advanced to Buyer, on an interest-free basis, the amount of such claim. Buyer shall not make any payment of an Indemnified Tax Claim for at least thirty (30) days (or such shorter period as may be required by applicable law) after the giving of the notice required by Section 8.2(b) with respect to such claim, shall give to the Seller Parties any information requested related to such claim, and otherwise shall cooperate with the Seller Parties in order to contest effectively any such claim.

Section 8.3 Scope. Notwithstanding anything to the contrary herein, this Article VIII shall be the exclusive remedy for any claims relating to Taxes (including any claims relating to representations respecting Tax matters including Section 5.12. The rights hereunder relating to non-income Taxes shall survive the Closing until thirty-six (36) months after the Closing, and the rights hereunder relating to income Taxes shall survive the Closing until thirty (30) days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter.

No claim may be made or brought by Buyer after the expiration of the applicable survival period unless such claim has been asserted by written notice specifying the details supporting the claim on or prior to the expiration of the applicable survival period.

Section 8.4 Allocation of Property Taxes. For taxable periods that begin before and end after the Closing Date, ad valorem, personal property taxes and similar taxes and assessments relating to the Acquired Assets shall be prorated between Sellers, on the one hand, and Buyer, on the other hand, as of the Closing Date based upon estimates of the amount of such Taxes and assessments that are due and payable on the Acquired Assets during the year in which the Closing Date occurs. As soon as the amount of such actual Taxes and assessments is known, Sellers and Buyer shall reassess the amounts to be paid by each party with the result that Seller Parties shall be liable for those Taxes and assessments attributable to the time period up to and including the Closing Date, and Buyer shall be liable for and pay for those Taxes and assessments attributable to the period thereafter, calculated based on the number of days in the Tax period ending on or before the Closing Date and the number of days in the Tax period ending after the Closing Date (as the case may be) as compared to the total number of days in the Tax period.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

(a) The Buyer Approvals and other consents and approvals referenced in Schedule 9.1(a) shall have been duly made, given or obtained and shall be in full force and effect;

(b) Each of the representations and warranties of the Seller Parties contained in this Agreement shall be true as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);

(c) The Seller Parties shall have performed or complied with all of the covenants and agreements required by this Agreement to be performed or complied with by them at or before the Closing;

(d) The Seller Parties shall have delivered to Buyer a certificate dated the Closing Date, certifying that the conditions specified in Sections 9.1(b) and 9.1(c) have been fulfilled;

(e) The Seller Parties shall have delivered to Buyer a copy of resolutions of Sellers’ general and limited partners or directors and shareholders, as the case may be, approving the transactions;

(f) Each of the parties listed in Schedule 9.1(f) shall have entered into an employment agreement with Buyer or one of Buyer’s subsidiaries substantially in the form attached hereto as Exhibit 9.1(f);

(g) Buyer shall have received title policies with respect to all Real Property included in the Acquired Assets insuring the Buyer’s fee simple title to each property or a valid and enforceable leasehold interest in such property as of the Closing Date in accordance with Section 7.12;

(h) Buyer, EnviroVac, Ltd., and Bailey shall have entered into an agreement with respect to the sale of all right, title and interest in and to the real property located on Schedule 9.1(h) and the office building located therein commonly referred to as 701 North First Street, Lufkin, Texas containing the terms reflected on Schedule 9.1(h) and shall contemporaneously with the Closing under this Agreement shall have closed the purchase of such office building;

(i) Subject to the terms and conditions of this Agreement, Buyer shall have entered into two separate leases with each of Winston and Bailey containing the material terms reflected on Schedule 9.1(i) for office space in the building located at 701 North First Street, Lufkin, Texas;

(j) Buyer shall have received all material Permits required to operate the Business (including each disposal well site and facility);

(k) Buyer and Salty’s Well Johnson No. 4, Ltd., Salty’s Management, LLC, Winston and Bailey shall have entered into a Purchase and Sale Agreement with respect to the purchase by Buyer of substantially all of the assets of Salty’s Well Johnson No. 4, Ltd. containing the material terms reflected on Schedule 9.1(k) attached hereto;

(l) Buyer and Winston, EnviroVac, Ltd. and Bailey shall have entered into a Right of First Refusal with respect to a purchase right in favor of Buyer to acquire the interest in Salty’s Johnson Well No. 5, Ltd. owned by them and their respective Affiliates upon a proposed transfer of such interests;

(m) Winston, Bailey, EnviroVac, Ltd. and their respective Affiliates shall have entered into such bill of sale, assignments and transfer documents as may be reasonably requested by Buyer to transfer their respective rights and interests in and to any and all Acquired Assets used in the Business other than Excluded Assets;

(n) There shall not be in force any Law restraining or prohibiting the consummation of the transactions contemplated by this Agreement; and

(o) Buyer, Winston and Bailey shall have entered into that certain Environmental Remediation and Indemnity Agreement in substantially the form of Exhibit 9.1(o).

Section 9.2 Conditions to the Obligations of the Seller Parties. The obligation of the Seller Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such Seller Parties:

(a) The Seller Approvals shall have been duly made, given or obtained and shall be in full force and effect;

(b) Each of the representations and warranties of Buyer contained in this Agreement shall be true as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);

(c) Buyer shall have performed or complied with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing;

(d) Buyer shall have delivered to the Seller Parties a certificate, dated the Closing Date, certifying that the conditions specified in Sections 9.2(b) and 9.2(c) have been fulfilled;

(e) There shall not be in force any Law restraining or prohibiting the consummation of the transactions contemplated by this Agreement;

(f) The Buyers shall have delivered to each of the Seller Parties a copy of the resolutions of the Buyer’s board of directors and, if required, a copy of the resolutions of the Buyer’s equity partners, Riverstone and/or the Carlyle Group, each approving the transactions;

(g) Buyer, EnviroVac, Ltd., Winston and Bailey shall have entered into an agreement with respect to the sale of all right, title and interest in and to the real property located on Schedule 9.1(h) and the office building located therein commonly referred to as 701 North First Street, Lufkin, Texas containing the material terms reflected on Schedule 9.1(h) and contemporaneously with the Closing under this Agreement shall have closed the purchase of such office building;

(h) Subject to the terms and conditions of this Agreement, Buyer shall have entered into two separate leases with each of Winston and Bailey containing the material terms reflected on Schedule 9.1(i) for office space in the building located at 701 North First Street, Lufkin, Texas;

(i) Buyer and Salty’s Well Johnson No. 4, Ltd., Salty’s Management, LLC, Winston and Bailey, shall have entered into a Purchase and Sale Agreement with respect to the purchase by Buyer of substantially all of the assets of Salty’s Well Johnson No. 4 Ltd. containing the material terms reflected on Schedule 9.1(k);

(j) Buyer and EnviroVac, Ltd. and Winston and Bailey shall have entered into a Right of First Refusal with respect to a purchase right in favor of the Buyer to acquire all of the interest of Winston, Bailey and their respective Affiliates in Salty’s Johnson Well No. 5, Ltd. upon a proposed transfer of such interests; and

(k) Buyer, Winston and Bailey shall have entered into that certain Environmental Remediation and Indemnity Agreement in substantially the form of Exhibit 9.1(o).

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival. Subject to Article VIII relating to Taxes, all representations and warranties of the Parties contained in this Agreement shall survive the Closing until twelve (12)

months after the Closing Date, except that the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.4 and 5.5 shall survive indefinitely and the representations and warranties in Sections 5.12 and 5.14 shall survive for the greater of the applicable statute of limitations and the fourth anniversary of the Closing Date. No Party shall have any liability for indemnification claims made under this Article X with respect to any such representation or warranty unless a Claim Notice is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation, warranty or covenant. If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation or warranty, then the applicable representation or warranty shall survive as to such claim, until such claim has been finally resolved.

Section 10.2 Indemnification.

(a) Subject to Article VIII relating to Taxes and the provisions of this Article X, from and after the Closing, the Seller Parties shall, jointly and severally, indemnify and hold harmless Buyer, Buyer’s Affiliates and their respective Representatives (the “Buyer Indemnified Parties”) from and against all Losses that the Buyer Indemnified Parties incur arising out of, relating to or resulting from (i) any inaccuracies in any representation or warranty made by the Seller Parties in or pursuant to this Agreement; (ii) any failure or breach by the Seller Parties of any covenant/obligation or undertaking made by the Seller Parties in this Agreement; (iii) any and all claims, liabilities and obligations arising out of the operation of the Acquired Assets or the Business on or prior to the Closing Date; and (iv) any claim or liability arising out of or with respect to the Retained Liabilities and Excluded Assets.

(b) Subject to the provisions of this Article X, from and after the Closing, Buyer shall indemnify and hold harmless the Seller Parties and their respective Representatives, (the “Seller Indemnified Parties”) from and against all Losses that the Seller Indemnified Parties incur arising out of, relating to or resulting from (i) any inaccuracies in any representation or warranty made by Buyer in or pursuant to this Agreement and (ii) any failure or breach by Buyer of any covenant/obligation or undertaking made by Buyer in this Agreement.

(c) Notwithstanding anything in this Article X to the contrary, all Losses relating to Taxes which are the subject of Article VIII shall only be subject to indemnification under Section 8.3.

(d) The Parties hereby acknowledge and agree that the phrases “in all material respects,” “material,” “material adverse effect” and other materiality qualifiers as used in Article V shall be applicable and recognized for purposes of Closing and satisfaction of the condition in Section 8.1(b) but that from and after the Closing the representations and warranties in Article V shall be read without any regard to the phrases “in all material respects,” “material,” “material adverse effect” and other materiality qualifiers and liability of Seller Parties, under Section 10.2(a)(i) for a breach of any such representation or warranty shall be determined as though such phrases or materiality qualifiers were not included in the original language.

Section 10.3 Indemnification Procedures. Claims for indemnification under this Agreement (other than claims involving a Tax Proceeding, the procedures for which are set forth in Article VIII) shall be asserted and resolved as follows:

(a) Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 10.2 shall promptly (1) notify the other Party (the “Indemnifying Party”) of the Third Party Claim and (2) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnified Party to dispute whether such claim is an identifiable Loss under this Article X), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 10.3(b). The Indemnifying Party shall have control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party; provided further, that such consent shall not be required if (i) the compromise or settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the compromise or settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 10.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party by all appropriate proceedings. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; and the Indemnified

Party may enter into any compromise or settlement of such Third Party Claim, without the Indemnifying Party’s consent. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) Subject to the other provisions of this Article X, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.

(e) In the event an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article X, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification.

(f) Notwithstanding anything to the contrary in this Section 10.3, the indemnification procedures set forth in Article VIII shall control any indemnities relating to Taxes.

Section 10.4 Limitations on Liability of the Seller Parties. The Seller Parties’ liability under this Agreement shall be limited by the provisions of the Omnibus Agreement.

Section 10.5 Purchase Price Adjustment. The Parties agree to treat all payments made pursuant to this Article X as adjustments to the Purchase Price for Tax purposes.

Section 10.6 Exclusive Remedy. The Parties acknowledge and agree that their sole and exclusive remedy for any and all Losses for which a claim for indemnification could be asserted under Section 10.2 shall be pursuant to the indemnification provisions set forth in this Article X and the Omnibus Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be deemed a waiver by any Party to this Agreement of any right or remedy which such Party may have at law or in equity based on any claim based on fraud or the provisions of Article VIII with respect to Taxes.

ARTICLE XI

TERMINATION

Section 11.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by the mutual consent of Buyer and the Seller Parties as evidenced in writing signed by each of Buyer and the Seller Parties;

(b) by Buyer, if there has been a material breach by the Seller Parties of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by the Seller Parties within 30 days after written notice thereof from Buyer;

(c) by the Seller Parties, if there has been a material breach by Buyer of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Seller Parties at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within 30 days after written notice thereof from the Seller Parties;

(d) by either Buyer or the Seller Parties if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(e) by either Buyer or the Seller Parties, if the Closing has not occurred on or before August 15, 2007 or such later date as the Parties may agree upon.

Section 11.2 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party hereto; provided, however, that if this Agreement is validly terminated by a Party as a result of an intentional, material breach of this Agreement by the non-terminating Party, then the terminating Party shall be entitled to all rights and remedies available under Law or equity. The provisions of Sections 7.9, 12.3 and 12.4 hereof shall survive any termination of this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (a) delivered in person, (b) five days after posting in the United States mail having been sent registered or certified mail return receipt requested or (c) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

If to Buyer, to:

Stallion Oilfield Services, Ltd.

410 Roberts

Houston, Texas 77003

Attention: Craig M. Johnson

Telecopy: 713.528.1276

with a copy (which will not constitute notice) to:

Vinson & Elkins L.L.P.

First City Tower, 1001 Fannin, Suite 2300

Houston, Texas 77002

Attention: T. Mark Kelly

Telecopy: 713.615.5531

If to any of the Seller Parties, to:

Benjamin D. Winston

P.O. Box 2359

Lufkin, Texas 75901

Phone: 936.639.8802

Telecopy: 936.639.8804

and

Terry G. Bailey

1008 Southview Circle

Center, Texas 75935

Phone: 936.598.8587

Telecopy: 936.598.7998

with a copy (which will not constitute notice) to:

Haynes and Boone, LLP

901 Main Street, Suite 3100

Dallas, Texas 75202

Attention: Darrel A. Rice

Telecopy: 214.200.0664

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 12.2 Assignment.

(a) No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

(b) Notwithstanding the foregoing, Seller Parties acknowledge that it is the intent of Buyer to cause record title to different types of assets included in the Acquired Assets to be held by various Affiliates of Buyer from and after the Closing. Accordingly, Seller Parties acknowledge and agree that the Acquired Assets and the associated rights under this Agreement may be assigned by Buyer to Buyer’s designated Affiliates.

Section 12.3 Rights of Third Parties. Except for the provisions of Section 10.2 which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 12.4 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 12.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 12.6 Entire Agreement. This Agreement (together with the Disclosure Schedule and exhibits to this Agreement) constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between Buyer, on the one hand, and, the Seller Parties or any of their respective Affiliates, on the other hand, except as expressly set forth in this Agreement.

Section 12.7 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

Section 12.8 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Sellers, which, prior to Closing shall be at the sole discretion of Sellers, and which after the Closing, consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party as is reasonable under the circumstances.

Section 12.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 12.10 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Texas without regard to the Laws that might be applicable under conflicts of laws principles.

(b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the State of Texas, and each of the

Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in the State of Texas with respect to any matter under this Agreement shall be binding.

(c) To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 12.10(b).

[Signature page follows]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLER PARTIES:

/s/ Benjamin D. Winston
Benjamin D. Winston, individually

/s/ Terry G. Bailey
Terry G. Bailey, individually

SALTY’S MANUFACTURING, LTD.

By: Salty’s Management, LLC

By:	/s/ Benjamin D. Winston
Name:	Benjamin D. Winston
Title:	Managing Member

SALTY’S WELL SERVICE, LTD.

By: Salty’s Management, LLC

By:	/s/ Benjamin D. Winston
Name:	Benjamin D. Winston
Title:	Managing Member

SALTY’S WELL JOHNSON NO. 1, LTD.

By: Salty’s Management, LLC

By:	/s/ Benjamin D. Winston
Name:	Benjamin D. Winston
Title:	Managing Member

Signature Page to Amended and Restated

Purchase and Sale Agreement

SALTY’S WELL JOHNSON NO. 2, LTD.

By: Salty’s Management, LLC

By:	/s/ Benjamin D. Winston
Name:	Benjamin D. Winston
Title:	Managing Member

SALTY’S WELL JOHNSON NO. 3, LTD.

By: Salty’s Management, LLC

By:	/s/ Benjamin D. Winston
Name:	Benjamin D. Winston
Title:	Managing Member

SALTY’S WELL NACOGDOCHES 1, LTD.

By: Salty’s Management, LLC

By:	/s/ Benjamin D. Winston
Name:	Benjamin D. Winston
Title:	Managing Member

SALTY’S WELL PANOLA 1, LTD.

By: Salty’s Management, LLC

By:	/s/ Benjamin D. Winston
Name:	Benjamin D. Winston
Title:	Managing Member

Signature Page to Amended and Restated

Purchase and Sale Agreement

SALTY’S WELL SHELBY NO. 1, LTD.

By: Salty’s Management, LLC

By:	/s/ Benjamin D. Winston
Name:	Benjamin D. Winston
Title:	Managing Member

SALTY’S WELL HILL NO. 1, LTD.

By: Salty’s Management, LLC

By:	/s/ Benjamin D. Winston
Name:	Benjamin D. Winston
Title:	Managing Member

SALTY’S WELL PARKER NO. 1, LTD.

By: Salty’s Management, LLC

By:	/s/ Benjamin D. Winston
Name:	Benjamin D. Winston
Title:	Managing Member

SALTY’S MANAGEMENT, LLC

By:	/s/ Benjamin D. Winston
Name:	Benjamin D. Winston
Title:	Managing Member

Signature Page to Amended and Restated

Purchase and Sale Agreement

BUYER:

STALLION OILFIELD SERVICES, LTD.
By: Stallion Interests LLC, its general partner

By:	/s/ Hill Dishman
Name:	Hill Dishman
Title:	Vice President and Chief Operating Officer

Signature Page to Amended and Restated

Purchase and Sale Agreement